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                                                                   EXHIBIT 10.18

                     TAX REPORTING AND COOPERATION AGREEMENT

     This agreement ("Agreement") is entered into as of September 29, 2000, by and between Cabot Microelectronics Corporation, a Delaware corporation ("CMC") and Cabot Corporation, a Delaware corporation ("Cabot"). CMC and Cabot are collectively referred to herein as the "parties."

     WHEREAS, Cabot has received from the Internal Revenue Service a private letter ruling (the "Private Letter Ruling") dated as of March 28, 2000, addressing the federal income tax treatment of various matters affecting Cabot and/or CMC;

     WHEREAS, the parties have previously entered into a tax sharing agreement (the "Tax Sharing Agreement") dated as of March 28, 2000; and

     WHEREAS, the parties now desire to memorialize certain additional agreements regarding tax matters not addressed by the Private Letter Ruling and not expressly and directly addressed by the Tax Sharing Agreement;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. CAPITALIZED TERMS. For purposes of this Agreement, the term "Substituted Controlled Option" shall have the meaning ascribed to such term in the Private Letter Ruling, and all other capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Tax Sharing Agreement.

          2. CERTAIN DEDUCTIONS. The parties agree that for purposes of reporting and computing their liabilities for federal, state, local and foreign Income Tax, and for purposes of computing their obligations under the Tax Sharing Agreement, CMC or a member of the CMC Group (and not Cabot or any member of the Cabot Group other than CMC) shall be entitled to claim and receive the benefit of all tax deductions (including tax deductions in respect of employment taxes) resulting from the (A) exercise of any Substituted Controlled Option; (B) exercise of any CMC stock options or other awards granted or to be granted under the Cabot Microelectronics Corporation 2000 Equity Incentive Plan to (i) CMC employees (or their beneficiaries) or (ii) employees of Cabot or any Affiliate of Cabot; and (C) vesting on the date hereof of any Cabot restricted stock granted to any CMC employees. For purposes of this Agreement, the events described in clauses (A) and (B) of this Section 2 shall be referred to as "CMC Equity Compensation Events" and the events described in clause (C) of this
Section 2 shall be referred to as "Cabot Equity Compensation Events." In addition, the parties agree that for purposes of reporting and computing their liabilities for federal, state, local and foreign Income Tax, and for purposes of computing their obligations under the Tax Sharing Agreement, Cabot or a member of the Cabot Group (and not CMC or any member of the CMC Group other than Cabot) shall be entitled to claim and receive the benefit of all tax deductions (including tax deductions in respect of employment taxes) resulting from the vesting of CMC restricted stock which is received by employees of Cabot or any Affiliate of Cabot in and pursuant to the Distribution.

          3. EMPLOYMENT TAXES AND WITHHOLDING. CMC or a member of the CMC Group (and not Cabot or any member of the Cabot Group other than CMC) shall be responsible for collecting and remitting to the appropriate Tax Authority all Income Tax and employment tax required to be collected and remitted by any employer in connection with the CMC Equity Compensation Events, and shall be responsible for paying to the appropriate Tax Authority any employer's share of employment tax liability imposed directly and primarily upon any employer as a direct result of the CMC Equity Compensation Events, for which the parties reasonably anticipate the employees' withholding to be at the 28% supplemental withholding rate. Cabot or a member of the Cabot Group other than CMC (and not CMC or any other member of the CMC Group) shall be responsible for collecting and remitting to the appropriate Tax Authority all Income Tax and employment tax required to be collected and remitted by any employer



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in connection with the Cabot Equity Compensation Events. Cabot or a member of the Cabot Group other than CMC (and not CMC or any other member of the CMC Group) shall be responsible for paying to the appropriate Tax Authority any employment tax liability imposed directly and primarily upon any employer as a direct result of the Cabot Equity Compensation Events, but within 30 days after CMC receives written notice of such payment having been made by Cabot, CMC shall fully reimburse Cabot or the Cabot Group for the amount of such employer's share of employment tax paid to an appropriate Tax Authority by Cabot or a member of the Cabot Group other than CMC, plus interest at the Prime Rate accruing from the date so paid. The amount of any payments required pursuant to the foregoing provisions of this Section 3 shall be adjusted in accordance with the principles of Section 12.2 of the Tax Sharing Agreement

          4. REPORTING AND COOPERATION. Except as otherwise expressly required under applicable law or pursuant to legal proceeding, the parties shall not file any Tax Return, or take any other action, inconsistent with the provisions of this Agreement. The parties shall cause their Affiliates to comply with all of the requirements and restrictions provided for in this Agreement. The parties shall cooperate with each other and with each other's employees and agents by taking all actions necessary to fully effectuate the intent of this Agreement, including without limitation providing upon reasonable request to each other all information and documents relevant to the purposes of this Agreement and making their employees and agents available in connection with any administrative or judicial proceeding pertaining to the matters addressed in this Agreement.

          5. MISCELLANEOUS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and it supersedes all prior or concurrent arrangements or understandings (including the Tax Sharing Agreement) with respect thereto. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. The agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time. This Agreement may not be amended or modified except by a written agreement signed by both of the parties hereto.

          IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be duly executed as of the day and year first above written.

CABOT CORPORATION                           CABOT MICROELECTRONICS CORPORATION

By:                                         By:
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Title:                                      Title:
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